As filed with the Securities and Exchange Commission on November 21, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RiT TECHNOLOGIES LTD.
(Exact Name of Registrant as Specified in its Charter)

State of Israel	3669	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

RiT TECHNOLOGIES LTD.
24 Raoul Wallenberg Street
Tel Aviv 69719
Israel
+972-77-270-7210
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

RiT Technologies, Inc.
900 Corporate Drive
Mahwah, New Jersey 07430
(201) 512-1970
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications should be sent to:

Mark Selinger, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173 Telephone: (212) 547-5438 Facsimile: (212) 547-5444	Ido Zemach, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Tel-Aviv 6789141, Israel Telephone: +972-3-608-9999 Facsimile: +972-3-608-9855
Michael H. Ference, Esq.
Thomas Rose, Esq.
Gary M. Emmanuel, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700
Facsimile: (212) 930-9725
Barry Levenfeld, Adv. Eric Spindel, Adv. Yigal Arnon & Co. 1 Azrieli Center Tel-Aviv 6702101, Israel Telephone: +972-3-608-7777 Facsimile: +972-3-608-7724

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed maximum aggregate offering price(1)		Amount of registration fee(2)
Ordinary shares, par value NIS 0.8 per share(2)(3)	$1,150,000		$148.12
Warrants to purchase ordinary shares	4,000		0.51
Ordinary shares underlying the warrants(3)(4)	718,750		92.58
Underwriters’ warrants to purchase ordinary shares	N/A	(5)	N/A	(5)
Ordinary shares underlying the underwriters’ warrants(3)	62,500	(6)	8.05	(6)
Total	$1,935,250		$249.26	(7)

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2) The registration fee is calculated in accordance with Rule 457(o) under the Securities Act. The registrant previously registered an aggregate of $9,676,250 of its securities on the registrant’s Registration Statement on Form F-1 (File No. 333-190443) declared effective on November 21, 2013, for which a filing fee of $1,246.31 was paid. In accordance with Rule 462(b) promulgated under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $1,935,250 is hereby registered, which includes shares issuable upon exercise of the underwriters' over-allotment option.
(3) Pursuant to Rule 416 under the Securities Act, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.
 (4) The warrants will be issued to purchase ordinary shares. There will be issued a warrant to purchase one ordinary share for every two shares offered. The warrants are exercisable at a per share price equal to 125% of the public offering price.
(5) No registration fee pursuant to Rule 457(g) under the Securities Act.
(6) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an estimated proposed maximum aggregate offering price of $62,500 or 125% of $50,000 (5% of $1,000,000).
(7) Previously paid.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE

This registration statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the purpose of registering additional ordinary shares and warrants to purchase ordinary shares of RiT Technologies Ltd. The contents of the registrant’s earlier Registration Statement on Form F-1 (File No. 333-190443), as amended, which was declared effective on November 21, 2013, are incorporated herein by reference into, and shall be deemed part of, this registration statement. The required opinions and consents are listed on the exhibit index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel-Aviv, Israel, on November 21, 2013.

RiT TECHNOLOGIES LTD.

By:	/s/ Vadim Leiderman
Name: Vadim Leiderman
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	Chairman of the Board	November 21, 2013
Sergey Anisimov

/s/ Vadim Leiderman	President and Chief Executive Officer	November 21, 2013
Vadim Leiderman	(Principal Executive Officer)

/s/ Elan Yaish	Chief Financial Officer	November 21, 2013
Elan Yaish	(Principal Financial and Accounting Officer)

*	Director	November 21, 2013
Boris Granovsky

*	Director	November 21, 2013
Israel Frieder

*	Director	November 21, 2013
Roman Govorov

Galia Druker	Director

*By:	/s/ Elan Yaish
Elan Yaish
Attorney in Fact

Authorized Representative in the United States:

RiT Technologies, Inc.
By:/s/ Elan Yaish
Name: Elan Yaish	November 21, 2013
Title: Chief Financial Officer and Secretary, RiT Technologies, Inc.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Goldfarb Seligman & Co.
5.2	Opinion of McDermott Will & Emery LLP
23.1	Consent of Somekh Chaikin, a member firm of KPMG International, Independent Registered Public Accounting Firm.
23.2	Consent of Goldfarb Seligman & Co. (included in Exhibit 5.1)
23.3	Consent of McDermott Will & Emery (included in Exhibit 5.2)